Exhibit 99.1

Joint Press Release

FDIC APPROVES MERGER OF HIGHLANDS STATE BANK INTO

LAKELAND BANK

Oak Ridge, NJ and Vernon, NJ—November 26, 2018. Lakeland Bancorp, Inc. (NASDAQ: LBAI) (“Lakeland Bancorp”), the parent company of Lakeland Bank, and Highlands Bancorp, Inc. (OTC Pink: HSBK) (“Highlands Bancorp”), the parent company of Highlands State Bank, announced today that the Federal Deposit Insurance Corporation has approved the merger of Highlands State Bank with and into Lakeland Bank. The New Jersey Department of Banking and Insurance approved the merger in October 2018. In addition, Lakeland Bancorp has obtained a waiver from the Board of Governors of the Federal Reserve System with respect to the merger of Highlands Bancorp with and into Lakeland Bancorp.

The closing of the holding company and bank mergers is subject to the approval of Highlands Bancorp’s shareholders at a special meeting of shareholders to be held on December 13, 2018, and to certain other conditions, as described in the final proxy statement and prospectus, dated November 5, 2018, which has been filed with the Securities and Exchange Commission and mailed to Highlands Bancorp’s shareholders.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed mergers, Lakeland Bancorp has filed a registration statement with the Securities and Exchange Commission, which has been declared effective. The proxy statement and prospectus contained in the registration statement has been mailed to Highlands Bancorp’s shareholders. Investors are advised to read the proxy statement and prospectus because it contains important information. Copies of the proxy statement and prospectus and other documents filed by Lakeland Bancorp with the SEC are available free of charge at the SEC’s website at www.sec.gov. Documents filed by Lakeland Bancorp may also be accessed for free at Lakeland Bancorp’s website at www.lakelandbank.com, or by directing a request to Investor Relations, 250 Oak Ridge Road, Oak Ridge, NJ 07438 (973-697-2000). Requests for the proxy statement and prospectus may also be made to Steven C. Ackmann, President & CEO, Highlands Bancorp, Inc., 310 Route 94, PO Box 160, Vernon, NJ 07462 (973-658-4573).

Forward Looking Statements

This communication contains forward-looking statements with respect to the proposed mergers that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Neither Lakeland Bancorp nor Highlands Bancorp assumes any obligation for updating any such forward-looking statements at any time.

Contact:

Lakeland Bancorp, Inc.:

Thomas J. Shara

President and CEO

Thomas F. Splaine

EVP & CFO

973-697-2000

Highlands Bancorp, Inc.:

Steven C. Ackmann

President and CEO

973-764-3200